EXHIBIT 99.1

Evolving Systems Reports its 2020 Year-End and Fourth Quarter Financial Results

ENGLEWOOD, Colorado – March 17, 2021 – Evolving Systems, Inc. (NASDAQ: EVOL) (the “Company”), a leader in real-time digital engagement, today reported financial results for its fourth quarter and full year ended December 31, 2020.

2020 Financial Results Highlights:

•	2020 revenues were $26.4 million, an increase of $0.6 million from 2019 revenues
•	Fourth quarter revenues of $7.0 million, a $0.3 million increase from the fourth quarter 2019 revenues
•	Operating income of $1.0 million for the year 2020 and fourth quarter operating income of $0.5 million
•	Positive adjusted EBITDA of $2.4 million for the year 2020 and adjusted EBITDA of $0.8 million in the fourth quarter
•	The Company has generated positive cash flow from operations in 2020
•	The Company made the final payment on its bank term loan in January 2021
•	The Company continues to function efficiently during the global pandemic

Matthew Stecker, the Company’s Chief Executive Officer and Executive Chairman, stated: “In our years of servicing our global clients, we have developed a culture of successfully managing our business through telework. We have leveraged our ability to implement and provide support remotely and have noted a relatively limited effect on our operations during this time of a global pandemic. This has allowed us to overcome many challenges and we are proud to announce the Company has increased revenues and generated a profit for the year and for the fourth quarter. The Company also generated positive cash flows from operations and paid off the bank term loan. We continue working with existing and new clients, helping them to explore new ways of using our products and services to enhance their businesses during these historic times. Although there has been continued impact on our ability to interact with our clients in the traditional modes of sales and business development, and the pandemic has slowed our expected growth, we are excited to have made the gains that we have.”

Matthew Stecker further added: “During 2021, Evolving Systems will focus on increasing innovation and finding new growth opportunities. We plan to develop exciting new products that will grow existing client relationships, facilitate penetration into new markets, and reach new customers while continuing to generate sustainable long-term shareholder value.”

2020 Results

Total revenue for the year ended December 31, 2020 was $26.4 million, a $0.6 million or 2.3% increase compared to the year-ago period. Services revenues of $25.6 million increased year-over-year by $1.1 million, mostly related to work from new client projects and upgrades to existing clients partially offset by a decrease in work with other existing clients as projects reached completion.

The Company reported gross profit margins, excluding depreciation and amortization, of approximately 66.5% for the year ended December 31, 2020 as compared to gross profit margins of approximately 66.3% for the year ended December 31, 2019. The Company continues to assign staff to support internal efforts including product development, reducing the project hours worked and maintaining project margins.

Total operating expenses were $16.5 million for the year ended December 31, 2020, a decrease from total operating expenses of $25.0 million in the year ended December 31, 2019. Excluding the $6.7 million goodwill impairment charge in 2019, the Company’s operating expenses were $18.3 million in the corresponding year-ago period. The decrease of approximately $1.8 million was related to reductions in the Company’s sales and marketing costs, as incentive compensation expenses decreased, and a decrease in travel and marketing costs mainly due to the travel restrictions during the global pandemic. There was also a decrease in overall resource costs on the product development team.

The Company reported operating profit of $1.0 million and net income of $0.6 million for the year ended December 31, 2020 as compared to operating loss of $7.9 million and net losses of $9.7 million for the year ended December 31, 2019. Excluding the effect of the goodwill impairment in 2019, the operating loss would have been $1.2 million and net loss would have been $3.0 million. Net earnings per share, both basic and diluted, was $0.05 for the year ended December 31, 2020 as compared to net loss per share, both basic and diluted, of  ($0.80) in the comparable year-ago period. The Company reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $2.4 million for the year ended December 31, 2020 compared to $0.3 million for the same period a year ago and the Company plans to continue to strategically invest a portion of the profits in our continuing initiatives to foster long-term growth.

Cash and cash equivalents as of December 31, 2020 and December 31, 2019 were approximately $2.8 million and $3.1 million, respectively. Contract receivables, net of allowance for doubtful accounts, were $5.7 million at December 31, 2020, a decrease of $1.0 million or approximately 15.6%, compared to December 31, 2019. Working capital increased by $1.7 million or approximately 44.9%, to $5.5 million as of December 31, 2020 from $3.8 million as of December 31, 2019. The increase in working capital is related to an increase in unbilled work-in-progress and a decrease in the current portion of the term loan, partially offset by decreases in cash and cash equivalents, contract receivables, and income taxes receivable along with an increase in accounts payable and accrued liabilities.

Matthew Stecker concluded: “Our strong customer footprint and decades of proven performance gave us the steadiness to maintain our business trends during these uncertain times. Therefore, 2020 was a year where Evolving Systems has made progress on delivering the results on the transformation of our business that we started in recent years. We are always seeking new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance. The key to our future success is in driving innovation and capturing more wallet share from our installed base, while in parallel driving new engagements that can enhance our value proposition and expand our reach.”

Fourth Quarter Comparisons

Total revenue in the fourth quarter ended December 31, 2020 was $7.0 million as compared to $6.7 million in the comparable year-ago period, an increase of $0.3 million or 4.2%. Driving the period-over-period increase were higher revenues associated with new projects, partially offset by a decrease in work with other existing clients as projects reached completion.

Total operating expenses for the fourth quarter of 2020 were $4.1 million compared to $4.2 million for the comparable period a year ago. The decrease was mostly related to lower travel and entertainment costs due to restrictions during the global pandemic, and a reduction of marketing programs partially offset by a larger number of hours worked on product development, as staff previously working on delivery shifted to product development work.

The Company reported operating income of $0.5 million and net income of $0.6 million for the fourth quarter ending December 31, 2020. The Company had operating income of $0.1 million and a net loss of $1.4 million for the fourth quarter ended December 31, 2019. Adjusted EBITDA for the fourth quarter ended December 31, 2020 was $0.8 million as compared to adjusted EBITDA of $0.4 million in the fourth quarter ended December 31, 2019.

Conference Call

The Company will be conducting a conference call and webcast on Wednesday March 17, 2021 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. To access a live video webcast of the call, please click the ‘Investors’ tab on the Company’s website at https://www.evolving.com/investors and then click the ‘2020 earnings call’ icon on the left. A replay of the webcast will be accessible at that website through June 17, 2021.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net earnings per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted earnings per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from, as an alternative to, or superior to, the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) empowers Communications Service Providers (CSPs) to succeed in fast-changing, disruptive telecom environments. This is achieved through a combination of People, Processes, and Platforms and empowers CSPs to activate, engage, and retain their customers. Evolving Systems’ real-time digital engagement solutions and services are used by more than 90 service providers in over 60 countries worldwide. The Company’s portfolio includes CSP market-leading solutions and services for network provisioning and resource management, enhancing the digital sales and distribution channels, service activation, real-time analytics, customer value management and loyalty. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, South and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, the Company’s plans to develop new products, its ability to successfully integrate its solutions with existing customer network systems, the Company’s business strategy and the Company’s cash runway are forward-looking statements. These statements are based on the Company’s expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s filings and reports filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contacts:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

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EVOLVING SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)
	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,763	$3,076
Contract receivables	5,681	6,732
Unbilled work-in-progress	3,365	1,105
Prepaid and other current assets	1,828	1,594
Income taxes receivable	270	953
Total current assets	13,907	13,460
Property and equipment, net	532	482
Amortizable intangible assets, net	2,769	3,665
Operating leases - right of use assets, net	915	1,205
Deferred income taxes	953	1,000
Total assets	$19,076	$19,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan - current portion	$142	$1,577
Accounts payable and accrued liabilities	4,305	3,827
Lease obligations — operating leases	294	321
Unearned revenue	3,713	3,971
Total current liabilities	8,454	9,696
Long-term liabilities:
Term loan, net of current portion	319	122
Lease obligations - operating leases, net of current portion	613	876
Total liabilities	9,386	10,694

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,776	99,555
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,345)	(10,053)
Accumulated deficit	(78,500)	(79,143)
Total stockholders' equity	9,690	9,118
Total liabilities and stockholders' equity	$19,076	$19,812

EVOLVING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,		December 30,
	2020	2019	2020	2019
REVENUE
License fees	$358	$93	$745	$1,245
Services	6,606	6,591	25,607	24,505
Total revenue	6,964	6,684	26,352	25,750
COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,381	2,436	8,837	8,685
Sales and marketing	1,484	1,885	6,000	7,459
General and administrative	1,177	1,106	5,052	5,091
Product development	1,159	918	4,327	4,594
Depreciation	58	40	216	190
Amortization	236	234	940	938
Goodwill impairment loss	—	—	—	6,687
Total costs of revenue and operating expenses	6,495	6,619	25,372	33,644
Income (loss) from operations	469	65	980	(7,894)
Other income (expense)
Interest income	1	5	5	15
Interest expense	(5)	(59)	(70)	(314)
Other income, net	168	55	186	56
Foreign currency exchange income (ioss)	130	(638)	370	(455)
Other income (expense), net	294	(637)	491	(698)
Income (loss) from operations before income taxes	763	(572)	1,471	(8,592)
Income tax expense	176	807	828	1,103
Net income (loss)	$587	$(1,379)	$643	$(9,695)
Basic earnings (loss) per common share - net income (loss)	$0.05	$(0.11)	$0.05	$(0.80)
Diluted earnings (loss) per common share - net income (loss)	$0.05	$(0.11)	$0.05	$(0.80)
Weighted average basic shares outstanding	12,196	12,117	12,187	12,157
Weighted average diluted shares outstanding	12,258	12,117	12,271	12,157

EVOLVING SYSTEMS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,		December 30,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income (loss)	$587	$(1,379)	$643	$(9,695)
Depreciation	58	40	216	190
Amortization of intangible assets	236	234	940	938
Stock-based compensation expense	63	68	221	331
Goodwill impairment loss	—	—	—	6,687
Interest expense and other (benefit), net	(294)	637	(491)	698
Income tax expense	176	807	828	1,103
Adjusted EBITDA	$826	$407	$2,357	$252
Non-GAAP net income (loss):
GAAP net income (loss)	$587	$(1,379)	$643	$(9,695)
Amortization of intangible assets	236	234	940	938
Stock-based compensation expense	63	68	221	331
Income tax adjustment for non-GAAP*	(52)	(52)	(198)	(352)
Non-GAAP net income (loss)	$834	$(1,129)	$1,606	$(8,778)
Diluted net (loss) income per share
GAAP	$0.05	$(0.11)	$0.05	$(0.80)
Non-GAAP	$0.07	$(0.09)	$0.13	$(0.72)
Shares used to compute diluted net (loss) income per share	12,258	12,124	12,271	12,157

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.